Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Nielsen Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$10,229,505,184 (1)	.0000927	$948,276 (2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$10,229,505,184

Total Fees Due for Filing			$0

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$948,276

(1)	Aggregate number of securities to which transaction applies:

As of the close of business on May 16, 2022, the maximum number of Nielsen ordinary shares to which this transaction applies is estimated to be 368,297,958, which consists of:

(a)	359,781,600 outstanding Nielsen ordinary shares entitled to receive the Offer Consideration, which is $28.00 per share (other than the Excluded Shares);

(b)

5,405,112 Company RSU Awards, including any awards of deferred stock units held by non-employee directors, which may be entitled to receive the Offer Consideration, which is $28.00 per share (provided that, for any shares underlying Company RSU Awards for which the applicable performance period is incomplete as of immediately prior to the Effective Time shall be based on the target (100%) level of performance); and

(c)	3,111,246 Company Options which may be entitled to receive the excess, if any, of the Offer Consideration, which is $28.00 per share, over the applicable exercise price.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of:

(a)	the product of 359,781,600 outstanding Nielsen ordinary shares and the Offer Consideration of $28.00 per share;

(b)	the product of 5,405,112 Company RSU Awards and the Offer Consideration of $28.00 per share; and

(c)	the product of 3,111,246 Company Options and the excess of the Offer Consideration of $28.00 per share over the exercise price for each tranche of Company Options.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.